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                                   Exhibit 3.3
                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              PURE TECH NEWCO, INC.

         Pure Tech Newco, Inc. A corporation organized and existing under and by virtue of the General Corporation law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That pursuant to the recommendation of the Board of Directors of Pure Tech Newco., the following resolution amending the Certificate of Incorporation of said corporation, has been adopted by the written consent of the directors of said corporation, no stock having been issued. The resolution setting forth the amendment is as follows:

                  RESOLVED, that the Certificate of Incorporation of this corporation be amended to change its corporate name to "PURE TECH INTERNATIONAL, INC."; and be it further

                  RESOLVED, that Article FIRST of the certificate of incorporation of this CORPORATION is amended to read in its entirety as follows:

                  "The name of the Corporation is Pure Tech International, Inc."

                  RESOLVED, that the Certificate of Incorporation of this corporation be amended to provide that the total shares of capital stock of this corporation shall be 51,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, par value $.01 per share; and be it further

                  RESOLVED, that paragraph (a) of Article FOURTH of the certificate of incorporation of this Corporation is amended to read in its entirety as follows:

                  "(a) the aggregate number of shares which the Corporation shall have the authority to issue is 51,000,000, which are divided into 50,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share.

                  FURTHER RESOLVED, that the introductory paragraph of Article FIFTH of the certificate of incorporation of this Corporation is amended to conform to the par value established above, to read in its entirety as follows:

         "There is hereby created a series of the Preferred Stock of this corporation to consist of 5,000 shares of Preferred Stock, $.01 par value per share which this corporation now has the authority to issue."

         SECOND: That these resolutions have been adopted by written consent of the directors of said corporation no stock having been issued, in accordance with Section 228 of the General Corporation Law of the State of Delaware.


         THIRD: That said amendment was duly adopted in accordance with the provision of Section 241 of the General Corporation Law of the State of Delaware. The corporation has received no payment for stock.

         FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

         IN WITNESS WHEREOF, said PureTech Newco, Inc. has caused this certificate to be signed by its President, and its Secretary, this 26th day of July, 1995.

                                                 Pure Tech Newco, Inc.

                                                 BY: /s/ David C. Katz
                                                     -------------------------
                                                     David C. Katz,  President